Exhibit 10.3

CONSULTING AGREEMENT WITH
NEWPORT CAPITAL HOLDINGS, INC.

Corporate Advisory Agreement

This Corporate Advisory Agreement (this “Agreement”) is entered into this  8 th  day of  April 2004 by and between Newport Capital Holdings, Inc. (“NPCH” or the “Consultant”) and Life Partners Holdings. Inc. (“LPHI” or the “Company’).

I.              ENGAGEMENT. LPHI hereby engages and retains NPCH as a Corporate Advisor to perform the Services (as that term is hereinafter defined) and NPCH hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

II.            INDEPENDENT CONTRACTOR. NPCH shall be, and in all respects shall be deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding. NPCH shall be solely responsible for making all payments to and on behalf of its employees and subcontractors, including those required by law, and LPHI shall in no event be liable for any debts or other liabilities of NPCH. NPCH shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of LPHI, and NPCH shall have no power to enter into any agreement on behalf of, or otherwise bind LPHI. NPCH shall not have or be deemed to have, fiduciary obligations or duties to LPHI and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as NPCH in its sole, absolute and unfettered discretion, may elect.

III.           SERVICES.

1.             Services. NPCH agrees to provide Corporate Advisory services to LPHI, which shall be divided into two general types of services to include, but not be limited to, the following services (hereafter collectively referred to as the “Services”):

A.
Introduce LPHI to potential institutional investors, merchant bankers, investment bankers or other institutions whose business practices are focused on developing and maintaining proprietary sources of information for communication within their targeted industries and companies.

B.
Advise and assist LPHI in identifying one or more individuals, firms or entities (the “Candidate(s)”) who may have an interest in providing investment capital in the form of bridge financing, private placement financing, public equity financing, or in pursuing a Business Transaction with LPHI. As used in this Agreement, the term “Business Transaction” shall be deemed to mean any form of merger, acquisition, joint venture, licensing agreement, product sales and/or marketing agreement, distribution agreement, combination and/or consolidation, involving LPHI and/or any of its affiliates and any other entity.

C.	Advise LPHI on obtaining introductions to potential institutional investors, merchant bankers, investment bankers or other institutions that may have an interest in
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participating in a Business Transaction with LPHI at such time as LPHI shall deem appropriate for a capital infusion.

D.
Assist LPHI, in its sole discretion, in preparing presentations to potential institutional investors, merchant bankers, investment bankers or other institutions that may have an interest in participating in a Business Transaction with LPHI. Such assistance shall include assisting LPHI in assembling all internal financial and operational information that a third party would expect to review in connection with its due diligence review of LPHI, preparing an analysis of LPHI’s industry; preparing an executive summary of LPHI’s business plan and financial forecasts. It is understood that LPHI shall be the author of all such materials and will produce such materials solely in its discretion, but that NPCH may assist management of LPHI in preparing this information.

E.
Advise LPHI on acquiring or merging related businesses, including due diligence, to enable well-informed decision making methodology. Additionally, introduce appropriate interim strategies to efficiently merge cultural differences in rapidly changing financial structures. And, advise LPHI on the fairness of any such proposed transaction.

2.             NPCH or its principals may purchase LPHI stock after obtaining written confirmation from LPHI that it has not provided any material, non-public information to NPCH,

3.             NPCH shall not perform any services that would require it to hold a securities broker-dealer license or to be a registered investment advisor.

4.             Efforts. NPCH shall devote such time and effort, as both parties deem commercially reasonable and adequate under the circumstances, to the affairs of LPHI to render the Services contemplated by this Agreement. NPCH is not responsible for the performance of any Services that may be rendered hereunder without LPHI providing the necessary information in writing prior thereto, nor shall NPCH provide any services that constitute the rendering of any legal advice or securities opinions or performance of work that is in the ordinary purview of LPHI’s independent auditors or other certified public accountants chosen solely at the discretion of LPHI. NPCH cannot guarantee results on behalf of LPHI, but shall use its best efforts in rendering the Services under this Agreement and shall pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party, NPCH shall notify LPHI and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consummation of any transaction is subject to acceptance of the terms and conditions by LPHI in its sole discretion. It is understood that a portion of the compensation paid hereunder is being paid by LPHI to have NPCH remain available to advise it on transactions on an as-needed basis.

5.             Availability and Progress Reports of NPCH. In conjunction with the Services, NPCH agrees to:

                (a)           Make itself available to the officers of LPHI at a mutually agreed upon place during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising LPHI in the preparation of such reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation (“Documentation”) as shall be necessary, in the opinion of NPCH, to properly present LPHI to other entities and individuals that could be of benefit to LPHI.

                (b)           Make itself available for telephone conferences with the principal sales and/or operating officer(s) of LPHI during normal business hours.

                (c)           Provide LPHI with monthly reports summarizing NPCH’s activities under the terms of this Agreement and its planned activities for the following month.

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6.             Authority to Engage Other Service Providers. NPCH shall have the authority to engage other third parties to assist it in providing services to LPHI, and to pay compensation to such third parties, including but not limited to portions of its compensation to be received under this Agreement. LPHI shall not be responsible for the fees or other charges of such third parties unless and to the extent that LPHI otherwise agrees in writing with NPCH or such third party.

IV.           EXPENSES.

1.             General Expenses. It is expressly agreed and understood that each party shall be responsible for its own normal and reasonable out-of-pocket expenses, which shall include, but shall not be limited to, accounting, long distance communication, and the printing and mailing of materials between the parties hereto; provided, however, that this shall not include expenses incurred by NPCH in connection with the reproduction, printing or special delivery of Business Plans, Corporate Profiles or other similar documents. Any such expenses to be paid by LPHI must be agreed to in writing by LPHI prior to NPCH incurring such expenses.

2.             Travel Expenses. Any travel expenses incurred by NPCH in the rendering of the Services hereunder shall be reimbursed by LPHI. This shall only apply to travel that is requested by or approved in advance in writing by LPHI.

V.            COMPENSATION.  In consideration for the Services rendered pursuant to this Agreement, LHPI agrees that NPCH shall be entitled to the following compensation:

1.             Monthly Retainer. For each quarter that this Agreement is in effect, NPCH will be entitled to receive a twenty thousand dollar ($20,000) quarterly fee (the “Retainer”) payable in the amount of $6,666.66 on the first day of each month during the term of this Agreement. The first payment is due and payable upon signing of this document. The Retainer is compensation only for Investor Relations Services defined under Section III (1) (A) of this Agreement. Compensation for Capital Investment Services defined under Section III (1) (B)-(E) of this Agreement shall be paid as set forth under Section VI hereunder.

2.             Equity Compensation. NPCH upon signing this agreement shall receive additional equity compensation in the form of assignable options to purchase up to one hundred fifty thousand (150,000) shares of LHPI common stock at an exercise price of six dollars ($6) per share. The term of the option agreement will be for 3 years and will provide that the amount of shares which may be purchased during the option term shall decrease each year by 50,000 shares each year.

3.             Agreement Conditioned Upon Purchase of LPHI Stock on Open Market by NPCH. This agreement is specifically conditioned upon NPCH’s purchase of at least 1,000 shares of LPHI common stock on the open market the holding of at least 1,000 shares of such stock at all times during the term of this Agreement. Such purchase shall be made five (5) trading days after the execution of this agreement is publicly announced and after LPHI provides written confirmation to NPCH that it has not provided any material, non-public information to NPCH. The purpose of this condition is to provide a factual basis for either party to accurately state that NPCH owns an equity interest in LPHI.

VI.           ADDITIONAL ADVISORY FEES. At such time as LPHI deems necessary in its sole discretion and upon the closing of a Business Transaction of the type described under Section III (1)(B)-(E) of this Agreement from an institutional investor or other entity that is introduced by NPCH, NPCH shall receive advisory fees which shall be negotiated and determined contemporaneously with the closing of such Business Transaction.

VII.         REPRESENTATIONS, WARRANTIES AND COVENANTS.

1.             Disclosure of Information. LPHI covenants that it will provide NPCH with accurate information and with all material facts that, in LPHI’s sole discretion, will enable NPCH to assist

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LPHI in the preparation of due diligence materials and reports that accurately describe LPHI, its financial condition and business operations and do not contain any misleading information or omissions to state information that would make such materials or reports misleading. NPCH covenants that it will disclose information concerning LPHI only as required to perform its services hereunder and as approved by LPHI in its sole discretion.

2.             Cooperation and Delivery of Corporate Information. LPHI, in its sole discretion, will cooperate with NPCH, and will promptly provide NPCH with all pertinent materials and requested information in order for NPCH to perform its Services pursuant to this Agreement.

3.             Timely Information and Updates.  LPHI, in its sole discretion, shall use its commercially reasonable efforts to keep NPCH up to date and apprised of all business, market and legal developments related to LPHI and its operations and management, including the following:

                (a)           copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation, private placement memoranda, key contracts, employment and consulting agreements and other operational agreements;

                (b)           copies of all communications, forms, reports and registration statements filed with any state or federal securities administrator, including without limitation, the Securities and Exchange Commission (the “SEC”), National Association of Securities Dealers, Inc. (“NASD”);

                (c)           Quarterly and annual financial statements, including balance sheets, income statements, cash flows and all other documents provided or generated by LPHI in connection with the filing of SEC Form 10Q and SEC Form 10K as reviewed or certified by LPHI’s independent auditors.

4.             Corporate Authority.  Both LPHI and NPCH have full legal authority to enter into this Agreement and to perform their respective obligations as provided for in this Agreement. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

VIII.        TERM AND TERMINATION. The term of this Agreement shall be 1 year from the date of execution. Notwithstanding the term of this agreement, NPCH and LPHI may at any time terminate this Agreement without penalty and without cause by giving thirty (30) days prior written notice to the other party. In the event of early termination for any reason other than a breach of this Agreement by NPCH, LPHI shall pay any compensation earned under the terms of this Agreement which has not yet been paid by LPHI to NPCH and reimburse NPCH for all reasonable and agreed upon expenses incurred by NPCH until the date of termination.

IX.           CONFIDENTIAL DATA.

1.             NPCH shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of LPHI, obtained by NPCH as a result of its engagement hereunder, except to the extent necessary for NPCH to perform its services or as otherwise authorized in writing by LPHI, or except as required by law or subpoena. NPCH represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of LPHI.

2.             LPHI shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of NPCH, obtained as a result of its engagement hereunder, unless authorized, in writing by NPCH.

3.             NPCH shall not be required in the performance of its duties to divulge to LPHI, or any officer, director, agent or employee of LPHI, any secret or confidential information, knowledge, or data concerning any other person, firm or entity, which NPCH may have or be able to obtain

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other than as a result of the relationship established by this Agreement. NPCH has notified LPHI of a potential arrangement that could be considered competitive.

X.            OTHER MATERIAL TERMS AND CONDITIONS.

1.             Indemnity.

                (a)  INDEMNITY BY LPHI. LPHI agrees to provide indemnification, contribution and reimbursement to NPCH and certain other parties in accordance with, and further agrees to be bound by the other provisions set forth in, Schedule A attached hereto.

                (b) INDEMNITY BY NPCH. NPCH shall protect, defend, indemnify and hold LPHI and its assigns and attorneys, accountants, employees, officer and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by NPCH herein; or (b) the negligent or willful misconduct of NPCH in connection with the services provided to LPHI during the term of this Agreement.

2.             Arbitration.  The Parties hereto agree and acknowledge that this agreement is subject to the provisions of the Federal Arbitration Act. Except to the extent described in the last sentence of this paragraph, any controversy or claim arising out of or relating to this engagement agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration proceedings will be conducted in Orange County, California. The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not make any ruling, finding or award that does not conform to the terms and conditions of this engagement agreement. Notwithstanding the foregoing, nothing contained in this engagement agreement shall be construed to restrict in any way the right of any party hereto to seek injunctive or similar equitable relief in any court of competent jurisdiction with respect to any threatened breach of the provisions of this agreement or any of the respective parties’ obligations hereunder.

3.             Attorneys Fees. In the event any of the parties hereto are required to commence any action or proceeding in order to enforce the obligations of the other parties hereto, then the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in any such action.

4.             Provisions. Neither termination nor completion of the assignment shall affect the provisions of this Agreement (except as to obligations of performance of the Services or payment of compensation for the Services), which shall remain operative and in full force and effect.

5.             Additional Instruments. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

6.             Entire Agreement.  Each of the parties hereby covenants that this Agreement, together with the exhibits attached hereto as earlier referenced, is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding or expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered

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or affected.  There are no representations, warranties or covenants other than those set forth herein.

7.             Laws of the State of California.  This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of California, irrespective of the country or place of domicile or residence of either party. Any action to enforce any provision under this agreement may be brought in any court of competent jurisdiction located in the state in which the plaintiff in such action is domiciled.

8.             Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that NPCH may not assign any or all of NPCH’s rights or duties hereunder without the prior written consent LPHI, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, NPCH may assign any portion of its Compensation as outlined herein to its employees, affiliates, sub-contractors or subsidiaries in its sole discretion.

9.             Originals. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

10.           Notices.  Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence. Notices to parties provided under this Agreement shall be provided in writing and delivered by hand, by facsimile transmission or by overnight courier. Notices shall be deemed received upon personal receipt if personally delivered, upon completion of facsimile transmission with electronic evidence of receipt, or upon delivery with evidence of delivery. Notices shall be delivered to the information set forth below the signatures of each party hereto, or to such other address as a party shall have provided in writing to the other party.

11.           Modification and Waiver.  A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Newport Capital Holdings, Inc.	Life Partners Holdings, Inc.

/s/ John Vasquez	/s/ R. Scott Peden

By: John Vasquez, President 4695 MacArthur Court Fl 11 Newport Beach, CA 92660	By: R. Scott Peden, Corporate Secretary 204 Woodhew Drive Waco, TX 76712
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SCHEDULE A

                This Schedule is attached to, and constitutes a material part of, that certain Corporate Advisory Agreement dated April 8 , 2004, between Newport Capital Holdings, Inc. and Life Partners Holdings, Inc. (the “Agreement”). Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

                As a material part of the consideration for the agreement of NPCH to furnish its services under the Agreement, LPHI agrees to indemnify and hold harmless NPCH and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any Transaction or proposed Transaction contemplated thereby. In addition, LPHI agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, LPHI shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Indemnified Party.

                If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, except by reason of the willful misconduct, bad faith or gross negligence of NPCH or any of the Indemnified Parties, LPHI shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by LPHI, on the one hand, and NPCH and the Indemnified Parties, on the other hand, in connection with the actual or potential Transaction and the services rendered by NPCH. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then LPHI shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of LPHI, on the one hand, and NPCH, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by NPCH pursuant to the Agreement.

                LPHI shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from LPHI, unless such settlement or release contains a release of such Indemnified Party reasonably satisfactory in form and substance to such Indemnified Party. LPHI shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without LPHI’s prior written consent.

                LPHI further agrees that neither NPCH nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to LPHI or any other person or entity (including LPHI’s equity holders and creditors) related to or arising out of NPCH’s engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by LPHI which are finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of LPHI set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which LPHI may otherwise have, and shall be

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binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of LPHI and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.

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